Exhibit 10.1

November 12, 2020

[______]

VIA E-MAIL

Dear [______],

This letter agreement between you and Tabula Rasa HealthCare, Inc. (the “Company”) is intended to document the reduction of your base salary as a response to the unprecedented economic environment created by the novel coronavirus (“COVID-19”) (this “Agreement”). Except as provided below, this Agreement shall supplement and amend the Change-in-Control and Severance Agreement between you and the Company, dated as of [______] (the “Severance Agreement”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Severance Agreement.

As a result of the challenges related to COVID-19, the Board of Directors of the Company (the “Board”) has reduced your Base Salary by [__]% effective October 26, 2020, for the remainder of calendar year 2020. Notwithstanding the foregoing, for purposes of calculating any entitlements under the Severance Agreement, including severance upon termination events or the Target Incentive Bonus, Base Salary shall mean your Base Salary in effect on the date immediately preceding this reduction. Your Base Salary shall be reinstated automatically, without any further action by you, effective January 1, 2021. For the avoidance of doubt, other than with respect to these changes, this Agreement does not modify any other rights under the Severance Agreement or any other agreements between you and the Company.

In connection with the reduction of your Base Salary, the Board awarded you restricted stock pursuant to the Company’s 2016 Omnibus Incentive Compensation Plan, with a number of shares of restricted stock, rounded up to the nearest whole number, calculated as follows: (i) the reduced Base Salary amount that would have been paid during the remainder of calendar year 2020, divided by (ii) the Company’s closing stock price on November 4, 2020. The restricted stock was fully vested and granted to you on November 9, 2020.

Please confirm, by your signature below, that (i) you hereby consent to the terms set forth in this Agreement and (ii) you acknowledge and agree that the terms set forth herein do not constitute “Good Reason” under the Severance Agreement or any other relevant agreements or plans. Except as modified by this Agreement, the Severance Agreement shall remain in full force and effect.

[Continued on the next page.]

Sincerely,

On behalf of Tabula Rasa HealthCare, Inc.

Acknowledged and agreed:

Date:

2